Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contacts:	Jennifer J. Matuschek	Diane Stoner
	VP/Investor Relations	Media Relations
	303-220-0100	303-220-0100
	jmatuschek@ciber.com	dstoner@ciber.com

CIBER AGREES TO TRANSFER IBM STAFFING BUSINESS

Revenue Guidance Adjusted to Reflect the Transfer

GREENWOOD VILLAGE, Colo. – August 15, 2005 – CIBER Associates, Inc., a wholly owned subsidiary of CIBER, Inc. (NYSE: CBR), today announced that it has entered into an agreement to transfer a substantial portion of its IBM business, that portion covered by IBM’s national staffing (“Technical Services”) contract, to Analysts International Corp. (NASDAQ: ANLY), Minneapolis, MN, effective as of August 1, 2005.

“Formerly up to 6 percent of CIBER’s revenue, we have reduced these services over the last few years to approximately 1.3 percent (or approximately $13 million annualized currently). Analysts International, a credible industry participant for over three decades, has serviced and continues to service this business well for IBM,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We want to thank our employees who have provided great service to IBM and to the IBM managers who have worked with CIBER over the years.  We will continue to work with IBM on business that is not covered by this procurement-led contract.”

“With a 98 percent client satisfaction rating, CIBER’s strategic, solution-oriented business model focuses on collaborating with clients to solve business opportunities.  This action speeds up the transition of the remaining portion of procurement-department-controlled business that has become less of a focus in our business model since 2001,” concluded Slingerlend.

Terms of the transaction were not disclosed.

As a result of this action, CIBER is reducing its revenue guidance for the third quarter of 2005 by $3 million (now $236-241 million) and for one calendar year by $7 million (now $963-973 million).  Earnings guidance is not being adjusted.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

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